Exhibit 10.11

[Accuride, Inc. Letterhead]

May    , 2009

[Insert Name and Address of Employee]

Dear                             :

As you are aware Accuride Corporation (“Accuride”) like the rest of the commercial vehicle industry is facing challenging times.  We believe that your continued efforts are important to Accuride’s success.  Therefore, to incentivize you to remain committed to the success of Accuride, we are offering a retention bonus which is outlined below.  We are happy to discuss any questions you may have regarding this bonus; however, we do ask that you please keep the contents of this letter confidential.

Retention Bonus

Subject to your execution of the Agreement Regarding Confidential Information and Noncompetition attached hereto as Exhibit A (the “Noncompete Agreement”), you will be eligible to receive a Retention Bonus from us equal to your annual salary of $        , (the “Retention Bonus”) provided that you are actively employed on a full-time basis by Accuride or any of its subsidiaries on May     , 2010 (the “Payment Date”), or if Accuride terminates your employment other than for “Cause” as defined below prior to the Payment Date.  Payments under this agreement will not offset any severance under Sections 2(b) or 3(b) or any other section of the Severance and Retention Agreement, dated December       , 2008, and the Severance and Retention Agreement is specifically amended by this reference to exclude payments under this agreement from such offset.

For purposes of this agreement, “Cause” means termination of employment due to:  (a) your continued willful failure, neglect or refusal to perform your duties to Accuride or any of its subsidiaries at which you are employed, which continues beyond ten days after a written demand for substantial performance is delivered to you by Accuride; (b) conduct by you involving (i) dishonesty, fraud, or breach of trust in connection with your employment or (ii) conduct which would be a reasonable basis for an indictment for a felony or for a misdemeanor involving moral turpitude; (c) your willful and continued failure or refusal to follow material directions of your supervisor or any other act of insubordination by you; or (d) willful malfeasance or willful misconduct by you which is injurious to Accuride and its subsidiaries, monetarily or otherwise.

You will not receive a Retention Bonus if you voluntarily leave Accuride, or are terminated for Cause prior to the Payment Date.

Accuride will pay the Retention Bonus on the earlier of the Payment Date or within 7 days of your termination, if such termination is by Accuride other than for Cause.

If prior to November     , 2010 you violate the Noncompete Agreement, or are terminated for Cause, then you agree to repay the Retention Bonus to Accuride and consent to Accuride (or your employer) offsetting any amounts that it may owe you by the amount of the Retention Bonus, including any severance, vacation pay or payments due upon termination of employment.

Nothing contained in this letter agreement conveys upon you the right to continue to be employed by Accuride or any successor thereto, constitutes a contract or agreement of employment or restricts Accuride’s or any successor’s right to terminate you at any time, with or without Cause.

All amounts payable will be less any legally required or voluntarily elected withholdings.

The laws of the State of Indiana will govern the terms of this letter agreement.  You agree and consent that any dispute pertaining to this letter agreement shall be decided by binding arbitration before a single independent arbitrator selected by the Company.  The arbitration hearing shall occur at a time and place convenient to the parties in Evansville, Indiana, within 30 days of selection or appointment of the arbitrator.  The arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration.  The arbitrator shall issue written findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.  Damages shall be limited to contractual damages.  The arbitrator may award attorney’s fees to the prevailing party and assess costs against the non-prevailing party.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C.  §§ 1-16, except that Court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

We are counting on your continued support.  Please indicate your acceptance of the terms and covenants set forth in this letter agreement by signing and dating it below and returning it to me, along with a signed and dated Noncompete Agreement.

Very truly yours,

Agreed and Accepted.

[Name]

Date

2

Exhibit A

AGREEMENT REGARDING

CONFIDENTIAL INFORMATION AND

NONCOMPETITION

This Agreement Regarding Confidential Information and Noncompetition (“Agreement”) is made by and among Accuride Corporation (the “Company” and together with its subsidiaries and affiliates the “Companies”) and [       ] (the “Employee”).

WHEREAS, the Company has proprietary and confidential information which it wishes to safeguard and keep confidential;

WHEREAS, Employee has access to such proprietary and confidential information, the disclosure of which would be harmful to the Company’s business;

WHEREAS, the Company and Employee have entered into a letter agreement dated May     , 2009 pursuant to which the Company has agreed to pay Employee a retention bonus subject to certain terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the Company’s promises as set forth in the Retention Bonus Agreement, and Employee’s continued employment with the Company and such other opportunities as may be made available to Employee by the Company, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Companies and Employee (collectively, the Parties”) hereby agree as follows:

1                                          Exposure to Proprietary Information.

(a)           As used in this Agreement, “Proprietary Information” means all information of a business or technical nature that relates to the Companies including, without limitation, all information about its businesses, clients, potential clients, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing, methods, practices, techniques, business plans, financial plans, research, development, purchasing, accounting, know-how, technical data, processes, product development, and trade secrets (as defined by the Uniform Trade Secrets Act, as amended), and any information regarding any client of the Companies or any other information that the Companies are required to keep confidential.  Notwithstanding the preceding sentence, the term “Proprietary Information” does not include information that is or becomes publicly available through no fault of Employee.

(b)           Employee acknowledges that the Proprietary Information constitutes a protectible business interest of the Companies, and covenants and agrees that at all times he or she will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his or her duties for the Companies.  Employee’s obligations under this Section with respect to particular Proprietary Information will survive expiration or termination of her employment and will terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of Employee’s obligations under this Section.

(c)           Employee acknowledges that all records, documents, and tangible embodiments containing or of Proprietary Information prepared by Employee or which came into his or her possession by virtue of her employment by the Company are and will remain the property of the Companies.

2                                          Nonsolicitation of Clients. Employee agrees that during employment and for a period of two years from Employee’s termination of employment with the Company or, if a court determines that two years is unreasonable, one year from Employee’s termination of employment with the Company, for any reason, he or she will not, directly or indirectly, contact, solicit, contract with, or attempt to contract with any entity engaged in the commercial vehicle component industry with which the Company has contracts during his or her employment or at the time of termination of employment.

3                                          Nonsolicitation of Employees.  Employee agrees that during employment and for a period of two years from Employee’s termination of employment with the Company or, if a court determines that two years is unreasonable, one year from Employee’s termination of employment with the Company, for any reason, he or she will not, directly or indirectly solicit or attempt to solicit away from employment with the Companies any officer, employee or agent of the Companies.  Advertisements directed at the general population will not be considered soliciting of a type prohibited by this Agreement.

4                                          Non-Compete.  Employee acknowledges that the pursuit of the activities forbidden by this Section 4 would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1 and that violation of this Section 4 may result in irreparable harm and damage to the Companies.  Therefore, Employee agrees that for the term of his or her employment with the Company, and for the Restricted Period (as defined below), he or she will not, without the express prior written consent of the Company, directly or indirectly, own, organize, consult with, be employed by, advise, be a partner of or joint venturer with, be a director or managing member of, or otherwise assist or provide his or her services to any Competitor within the Restricted Area..  For this purpose, the “Restricted Area” means the United States of America.  If a court of competent jurisdiction determines that the United States of America is a larger area than necessary to protect the Company’s business interests, the parties agree that the Restricted Area will be the largest of the following areas that the court determines to be reasonable:  the United States of America east of the Mississippi River; all states in which you performed services while employed by the Company; the State of Indiana; the County of Vanderburgh; or the City of Evansville, Indiana.  For this purpose, the “Restriction Period” begins on the effective date of your termination of employment for whatever reason and ends at the end of the 24th month thereafter, or if a court of competent jurisdiction concludes that 24 months is longer than necessary to protect the Company’s business interests, then the parties agree that the restriction period will end at the end of the longest of the following number of months that the court determines to be reasonable:  23, 22, 21, 20, 19, 18, 17, 16, 15, 14, 13, 12, 11, 10, 9, 8, 7, 6, 5, 4, or 3.  A “Competitor” shall mean any seller, distributor or manufacturer of commercial vehicle components or an entity otherwise providing any services any services in the commercial vehicle component industry of the type and nature that are required to be performed by or for the Company.  Nothing contained in this Section 4 shall restrict Employee from owning, acquiring or holding stock representing less than 1% of the outstanding stock of any publicly traded corporation.

5                                          Reformation of Covenants.  The parties agree that the scope of any provision of Sections 2, 3 or 4 may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law.  If any court of competent jurisdiction determines that any portion of Section 2, 3 or 4 is invalid or unenforceable, the remainder of such Section will not thereby be affected and will be given full effect, without regard to invalid portions.

6                                          Breach of Covenants.  Employee acknowledges and agrees that any breach of any of the covenants or agreements contained herein shall be grounds for immediate termination of employment.  Employee further acknowledges that (i) the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of Employee’s covenants will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation.  Accordingly, if Employee violates the covenants contained herein, in addition to all remedies available under law or in equity, Employee agrees and specifically consents that the Company shall be entitled to seek judicial relief seeking specific performance and injunctive relief without the necessity of proving actual damages and may enforces its rights pursuant to the Uniform Trade Secrets Act.  Nothing herein shall in any way release, compromise or waive any rights, remedies, claims or causes of action the Company may have against Employee for violation of any law, including without limitation the Indiana Uniform Trade Secrets Act or similar laws that may be applicable in other states.  In the event the Company is required to enforce any of its rights hereunder, Employee shall be obligated to reimburse the Company for the Retention Bonus, if previously paid by the Company to Employee, in addition to all reasonable costs and expenses, including reasonable attorney’s fees, incurred by the Company in connection with the enforcement of its rights hereunder.

7                                          Arbitration.  Except to obtain specific performance and injunctive relief as permitted by Section 6, any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to binding arbitration before a single independent arbitrator selected by the Company.  The arbitration hearing shall occur at a time and place convenient to the parties in Evansville, Indiana, within 30 days of selection or appointment of the arbitrator.  The arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration.  The arbitrator shall issue written findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C.  §§ 1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

8                                          Entire Agreement; Waivers; Modification.     This Agreement represents the entire agreement and understanding among the Parties regarding the subject matter hereof, and no extrinsic evidence whatsoever may be introduced to vary the terms of this Agreement.  No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further, continuing or subsequent waiver of any such provision or as a waiver of an other provision of this Agreement.  No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude an other or further exercise of any other right, remedy or power provided herein or by law or in equity.  This Agreement may not be altered, amend, changed, terminated or modified in any respect except by a written instrument clearly expressing the intent to so modify this Agreement, signed by both Parties.

9                                          Governing Law and Venue.  This Agreement shall be governed by the laws of the State of Indiana, without regard to its conflict of laws rules.  Venue for any cause of action arising under this Agreement shall be in Vanderburgh County, Indiana, USA

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ACCURIDE CORPORATION

Dated: , 2009	By:

Dated: , 2009
EMPLOYEE